Exhibit 4.36

BANK & INSURANCE

FREE TRANSLATION

Verbeke Bunkering N.V.	Credit Risk Management
At the Attention of Mr Tony Vertommen	Credits for enterprises
Nijverheidsstraat 7	Region Center
2960 Brecht	Boulevard Pachéco 44
1000 Brussel

Correspondent: Filip Decruyenaere	Date: 20/04/2011
Tel: +32 3 202 70 75	File No.: 7053
Fax: +32 3 202 70 68	Our ref.OM06/02/HA/LVH
E-mail: Filip.Decruyenaere@dexia.com

Dear Sir,

Enclosed please find the agreement, hereinafter "letter of credit", between :

Dexia Bank Belgium S.A., with its registered offices at Boulevard Pacheco 44, B-1000 Brussels, RLE Brussels, VAT BE 0403.201.185, CBFA No.: 019649 A,

hereinafter referred to as "Dexia Bank" and

Verbeke Bunkering N.V., RLE Antwerp, VAT BE 0412.527.142, with its registered offices at Nijverheidsstraat 7, 2960 Brecht,

hereinafter referred to as the Debtor",

The following has been agreed:

Further to the application , Dexia Bank herewith confirms the Debtor the new terms for the credit line granted by its previous correspondence, and in particular by the letter of credit dated 05/11/2010.

The amount of the credit line of 55.000.000 USD (fifty-five million US Dollar) is raised to 70.000.000 USD (seventy million; US Dollar) and the credit line which amounts € 2.400.000 (two million four hundred thousand euro) in accordance with the repayment schedule, remains unaltered.

This amendment letter does not carry with it any novation with respect to the previous agreements. Apart from the amendments contained in this letter, all previously agreed terms and conditions remain unchanged,

The centralizing account for this credit line carries the number 551-4072200-15. When afterwards several centralizing accounts are used, they will be considered as a single and indivisible account. All credit charges of whatsoever nature will be booked on this/these account(s),

Dexia Bank SA		RPM Brussels VAT BE 0403.201.185
Head Office	Telephone+ 32 02 222 11 11	BIC: GKCCBEBB – IBAN: BE23 0529 0064 6991
Boulevard Pachéco 44	www.dexia.be	CBFA nr. 19649 A
B-1000 Brussel	www.dexia.com	Account no. 052-9006469-91

Until further notice, this credit line shall be subject to the Credit regulations of November 2009, hereinafter referred to as the "Credit Regulations", and the "Standard Terms of Business", insofar as they are not explicitly waived by the terms of this letter of credit. The parties declare that they have received a copy thereof, have read and approved the contents thereof without reserve, and are aware that the above-mentioned terms and conditions constitute an integral part of this letter of credit.

FORMS OF UTILISATION

This credit line may be used as follows:

➢	for 70.000.000 USD within a framework line in which each use is subject to the prior agreement of Dexia Bank. The form and the terms of this mixed line are as follows:

–
an overdraft facility that can be used in euro and/or foreign currencies.
The overdraft facility in EUR bears the number 071-1052389-97and that in foreign currencies the number 071-1052390-01;

The previously agreed terms of credit remain applicable.

–	a straight loan that can be used in euro and/or foreign currencies. The straight loan in EUR bears the number 071-4120421-19 and that in foreign currencies the number 071-4120422-20 ;

–
a guarantee credit that can be used in euro and/or foreign currencies for the issuing of a guarantees.
The guarantee credit bears the number 071-3028851-87;

The previously agreed terms of credit remain applicable.

–
a documentary credit that can be used in euro and/or foreign currencies (documents against sight payment and/or against deferred payment and/or against acceptance), bearing the number 071-4302832-70;

The previously agreed terms of credit remain applicable.

Credit line centralizing account: this line of credit can be used under the centralizing account 551-4072200- 15.

It is agreed that uses of this credit line will be covered at all times in an amount of 90 % of the Creditee's commercial receivables and order forms. Dexia Bank has the right to execute an audit of the borrowing base. This audit will take place on regular bases.
This control happens by means of lists of commercial receivables which will be financed by KBC Bank N.V. and Dexia Bank, These lists will be provided two times a week by way of one document send to the both banks. By way of a separate letter KBC Bank NM. and Dexia Bank will give each other the priviledge over the receivables financed by each bank.

➢
for 2.400.000 EUR, i.e. the balance due on the investment credit No 071-0800325-39 granted for an amount of 4.000.000 EUR.

The previously agreed terms of this credit facility remain in force.

Centralization account : 551-4072200-15 in the name of Verbeke Bunkering N.V.

SURETIES

Without prejudice to the general sureties provided for in the Credit Regulations and in the Standard Terms of Business, it is agreed that all commitments of the Debtor towards Dexia Bank, whatever their nature, are among others guaranteed by the earlier agreed on sureties.

BANK & INSURANCE

The Debtor undertakes to centralise 50 % his/her banking transactions at Dexia Bank. This undertaking can be assessed annually. Dexia Bank reserves the right to revise the credit conditions, should the Debtor fail to respect this undertaking.

DOCUMENTS TO BE RETURNED

Please return the following documents, duly initialled and signed, to Dexia Bank:

–	a copy of the letter of credit.

CHARGES

The administrative fees, amounting to EUR 2.500, will be debited from the centralizing account 551-4072200-15.

The monthly administrative fees for the follow-up of the borrowing base, amounting to 1.250 EUR , will be debited from the centralizing account 551-4072200-15.

Competents courts
Any dispute concerning the credit facility or the credit line as well as all their effects fall within the exclusive jurisdiction of the courts of Brussels. However, the Bank is entitled to bring proceedings before any other competent court in accordance with ordinary law.

Data privacy.

The information collected from the undersigned and/or from the representatives of the undersigned, should the latter be a legal entity, are necessary for approving the credit line or the above-mentioned credit. The undersigned and/or the representatives of the undersigned, should the latter be a legal entity, accept that Dexia Bank, the approved/registered entities belonging to the group (in application of the Law of 12 June 1991 or the Law of 4 August 1992 respectively), together with the companies with which Dexia Bank has contractual relations for specific tasks, will process his/her/their personal data, including those involving payment transactions and his/her/their personal assets in general. Processing may involve transmitting or exchanging data between the group's various units.
Such data is processed for the purpose of granting and managing credits or means of payment, for offering new financial, insurance or other related services and products, for evaluating customer relations, combating abuse, detecting fraud, managing litigation, checking that the bank's mandated agents are operating in respect of their contractual obligations and for respecting applicable legislation.
Dexia Bank may enter into service contracts with third parties, who will proces certain customer data for the bank as part of their assigned tasks. Such third parties will provide undertakings to respect data confidentiality and take appropriate measures for guaranteeing data protection.
Any person whose data is processed by Dexia Bank may oppose at any time his/her personal data being used for direct marketing purposes, either by giving written notice to Dexia Banque SA, Customer Relations Management, Boulevard Pacheco 44, B-1000 Brussels, or by requesting such at a branch office using the document provided for that purpose. He/she may exercise his/her rights of accessing and correcting personal data by writing to the same address and enclosing a copy of the front side of his/her identity card.
For security reasons, Dexia Bank premises may be placed entirely or partially under camera surveillance. The data thereby collected is processed with a view to ensuring the safety of persons and property.

Dexia Bank transmits to the National Bank of Belgium (BNB), located at Boulevard de Berlaimont 14, B-1000 Brussels, the data referred to in Article 91 of the Act of March 22, 1993 relating to the status and supervision of credit institutions. In the case of a payment default, the bank also transmits data for credit risk assessment to the File of Non-Regulated Registrations (Fichier des Enregistrements Non Régis (ENR)) kept by the National Bank of Belgium.

Dexia Bank SA		RPM Brussels VAT BE 0403.201.185
Head Office	Telephone+ 32 02 222 11 11	BIC: GKCCBEBB – IBAN: BE23 0529 0064 6991
Boulevard Pachéco 44	www.dexia.be	CBFA nr. 19649 A
B-1000 Brussel	www.dexia.com	Account no. 052-9006469-91

Signatures

The new terms applying to this credit line shall come into effect only after the signing of this letter of credit by all parties having a distinct interest, the establishment of any sureties and the fulfilment of any other condition to which the disposal of the credit is subject.

Dexia Bank reserves the right to consider this letter of credit null and void if it does not receive the Debtor's agreement by 20/05/2011 at the latest,.

If a company or partnership is involved, the signatories need to have the authority to enter into commitments other than those of daily management, and must clearly state their forenames, names and positions.

The Debtor and all parties having a distinct interest confirm their agreement to the foregoing by initialing all the pages of each copy of this letter of credit and signing each copy with their signature preceded by their names, forenames and positions.

Done in two original copies. Each party having a distinct interest acknowledges receiving an original copy of this contract.

For Dexia Bank Beligum S.A.,

signature	/s/ Luc Declercq	/s/ Jan Aertgeerts
	Directeur	Directeur CRM
Public & Wholesale Banking

The Creditee

VERBEKE BUNKERING,

Date and signature:	/s/ Antoon Vertommen	/s/ Andreas Athanasiadis
	(Director)	(Director)
21/04/2011

Forename, Name (and position)

BANK & INSURANCE

By signing this amendment to the Credit Facility Agreement dated 5 November 2010 for acknowledgement and approval, AEGEAN MARITIME PETROLEUM NETWORK INC, with registered office at Marshall islands, Ajeltake Road, Majuro, 1V11-1 96960:
*	declares to have knowledge of (i) the amendments made to this Credit Facility Agreement and (ii) the increase of the amount of the credit facility up to USD 70.000.000,
*
confirms to be liable as Guarantor under the irrevocable and unconditional guarantee on first demand in favour of Dexia Bank Belgium N.V./S.A. dated 5 November 2010 (the "Guarantee") as a principal and independent debtor for an amount equal to all sums payable by its affiliate Verbeke Bunkering N.V. under the Credit Facility Agreement as amended hereby; and

*	confirms; for good orders sake, that the terms of the Guarantee remains fully in place.

For acknowledgement and approval,

Date and signature:	/s/ Antoon Vertommen	/s/ Andreas Athanasianis
21/04/2011

Forename, Name (and position)

For authentification of signatures on documents related to this credit line,

Date and signature:
For Dexia Bank Belgium S.A.,

Dexia Bank SA		RPM Brussels VAT BE 0403.201.185
Head Office	Telephone+ 32 02 222 11 11	BIC: GKCCBEBB – IBAN: BE23 0529 0064 6991
Boulevard Pachéco 44	www.dexia.be	CBFA nr. 19649 A
B-1000 Brussel	www.dexia.com	Account no. 052-9006469-91